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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent

The Board of Directors
Energy Partners, Ltd.:

We consent to the use of our report dated February 3, 2003, with respect to the consolidated balance sheets of Energy Partners, Ltd. as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report for the year ended December 31, 2001, refers to a change in the method of accounting for derivative instruments and hedging activities.

                                                          KPMG LLP



New Orleans, Louisiana
March 12, 2003